SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
July 7, 2003

Commission File No. 001-11155

WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	23-1128670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO 80903
(Address of principal executive offices)                               (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

Item 5. Other Events.

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.” Westmoreland Coal Company (“the Company”) adopted SFAS No. 143 on January 1, 2003. The Company is filing a table of Selected Financial Data as of the dates and for the periods indicated from the Company’s historical consolidated financial statements, and as adjusted to give pro forma effect to the change in accounting principle as if SFAS No. 143 had been in effect during the Company’s three most recent fiscal years.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (c) Exhibits

          Exhibit 99.1 - Selected Financial Data

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: July 7, 2003	By: /s/ Ronald H. Beck
Ronald H. Beck
Vice President - Finance and Treasurer
(A Duly Authorized Officer)

EXHIBIT 99.1

Selected Financial Data

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.” Westmoreland Coal Company (“the Company”) adopted SFAS No. 143 on January 1, 2003. SFAS No. 143 requires entities to record the fair value of asset retirement obligations, with an equivalent amount recorded as basis in the related long-lived asset. An accretion cost, representing the increase over time in the present value of the liability, is recorded each period and the capitalized cost is depreciated over the useful life of the related asset. Previously, reclamation costs were accrued on an undiscounted, units-of-production basis. As reclamation work is performed or liabilities are otherwise settled, the recorded amount of the liability is reduced.

Pursuant to the transitional disclosure requirements of SFAS No. 143, the table below sets forth selected consolidated financial data for the Company as of the dates and for the periods indicated from the Company’s historical consolidated financial statements, and as adjusted to give pro forma effect to the change in accounting principle as if SFAS No. 143 had been in effect during the Company’s three most recent fiscal years. The following data should be read in conjunction with the historical consolidated financial statements and related notes of the Company, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which includes a discussion of factors materially affecting the comparability of the information presented, and other financial information included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Future results may differ substantially from historical results because of changes in oil and natural gas prices, increases or decreased in production or other factors, many of which are beyond the Company’s control.

Westmoreland Coal Company and Subsidiaries
Five-Year Review

	2002	2001(1)	2000	1999	1998(2)

Consolidated Statements of Operations Information	(in thousands, except share data)

Revenue - Coal	$301,235	$231,048	$35,137	$38,539	$44,010
- Independent power and other	14,506	15,871	32,260	34,492	64,465

Total revenues	315,741	246,919	67,397	73,031	108,475

Costs and expenses	297,415	233,313	60,564	63,456	78,361
Unusual charges	-	-	-	-	2,000
Doubtful account recoveries	(516)	(446)	(400)	(174)	(1,028)
Impairment charges	-	-	4,632	-	-
Losses (gains) on the sales of assets	9	440	6	(433)	(475)

Operating income	18,833	13,612	2,595	10,182	29,617

Interest expense	(10,821)	(8,418)	(911)	(1,135)	(190)
Minority interest	(800)	(780)	(518)	(854)	(775)
Interest and other income	4,128	3,229	867	1,826	1,999

Income (loss) before reorganization items and income taxes	11,340	7,643	2,033	10,019	30,651

Reorganization legal and consulting fees	-	-	-	-	(9,872)
Reorganization interest income (expense), net	-	-	-	-	(1,594)
Income tax benefit (expense)	2,368	(1,228)	(428)	82	(3,787)

Income from continuing operations	13,708	6,415	1,605	10,101	15,398

Loss from discontinued operations	(3,583)	(1,188)	(1,297)	(1,464)	(12,070)

Cumulative effect of changes in accounting principles	-	-	-	-	(9,876)

Net income (loss)	10,125	5,227	308	8,637	(6,548)

Less preferred stock dividend requirements	1,772	1,776	1,776	2,992	4,888

Net income (loss) applicable to common shareholders	$8,353	$3,451	$(1,468)	$5,645	$(11,436)

Net income (loss) per share applicable to common shareholders:
Basic	$1.10	$.48	$(.21)	$.80	$(1.64)
Diluted	$1.03	$.43	$(.21)	$.79	$(1.64)
Weighted average number of common shares outstanding:
Basic	7,608	7,239	7,070	7,040	6,965
Diluted	8,147	8,000	7,070	7,146	6,965

Pro forma amounts assuming the change in accounting principle is applied retroactively:
Net income (loss) applicable to common shareholders	$8,506	$3,535	$(1,562)	n/a	n/a
Net income (loss) per share applicable to common shareholders:
Basic	$1.12	$.49	$(.22)	n/a	n/a
Diluted	$1.04	$.44	$(.22)	n/a	n/a

(Continued)

Westmoreland Coal Company and Subsidiaries
Five-Year Review (continued)

	2002	2001(1)	2000	1999	1998(2)
Consolidated Statements of Operations Information	(in thousands, except share data)

Balance Sheet Information
Working capital (deficit)	$(1,626)	$11,346	$(1,557)	$8,886	$15,054
Net property, plant and equipment	189,532	197,271	34,693	36,558	36,950
Total assets	451,064	466,532	139,096	142,297	215,606
Total debt	100,157	122,910	-	1,563	1,762
Shareholders' equity	18,568	10,415	3,373	3,057	21,845
Proforma amounts assuming the change in accounting principle is applied retroactively:
Asset retirement obligation	136,257	127,068	12,751	12,182	n/a

(1)	Effective April 30, 2001, the Company acquired the operating coal business of Montana Power and the coal assets of Knife River Corporation. Refer to Note 2 to the Consolidated Financial Statements for further information.
(2)	On December 23, 1996 Westmoreland Coal Company and four subsidiaries, Westmoreland Resources, Inc., Westmoreland Coal Sales Company, Westmoreland Energy, Inc., and Westmoreland Terminal Company (the "Debtor Corporations"), filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Colorado. The Debtor Corporations were in possession of their respective properties and assets and operated as debtors in possession pursuant to provisions of the Bankruptcy Code. The cases were dismissed on December 23, 1998.